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                                                Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference into this Amendment No. 1 to Form S-3 Registration Statement of Sun Life Assurance Company of Canada (U.S.) (File No. 333-39306) of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

We also consent to the references to us under the heading "Accountants" and "Appendix I - Condensed Financial Information - Accumulation Unit Values" in the Prospectuses for MFS Regatta Access Fixed and Variable Annuity and Futurity Focus II Fixed and Variable Annuity which are a part of this Registration Statement.



DELOITTE & TOUCHE LLP
Boston, Massachusetts



April 23, 2001